AMENDMENT TO BROKERAGE GENERAL AGENT SALES AGREEMENT

You have entered into a Brokerage General Agent Sales Agreement with the Distributor dated                      inserted by Distributor (as modified and amended hereby and by any prior amendments, the “Agreement”) authorizing you to distribute Traditional Company Products to Independent Agents and Insurance Agencies (as such terms and all other terms used herein, unless otherwise defined, are used in the Agreement). You also wish to distribute Variable Company Products to Qualified Retailers, and the Distributor has agreed, provided that you distribute such Products jointly with                      (the “Broker-Dealer”) on the terms and conditions set forth in this Amendment and provided further that the Broker-Dealer enters into a Wholesale Broker-Dealer Supervisory and Sales Agreement with the Distributor (the “Broker- Dealer Agreement”).

Now therefore the parties agree as follows:

1.     Article 1 is hereby modified and amended in its entirety as follows: AUTHORIZATION

The Distributor authorizes you, subject to the provisions of the Agreement, to act as a brokerage general agent on a non-exclusive basis for the purpose of soliciting applications for and servicing Traditional Company Products through Independent Agents and Insurance Agencies (including Qualified Retailers) and Variable Company Products through Qualified Retailers. If the Distributor and the Broker-Dealer have not yet entered into the Broker-Dealer Agreement, the foregoing authorization will not be effective until such time as they do.

2.     Article 4 is hereby modified and amended by adding the following provisions:

(u) You will perform your obligations with respect to Variable Company Products under this Agreement jointly with the Broker-Dealer.

(v) In performing your obligations with respect to Variable Company Products under this Agreement, you will deal exclusively with Qualified Retailers and registered representatives of such Qualified Retailers who are licensed insurance agents appointed to the Company (“Qualified Representatives”).

(w) All your dealings with Qualified Retailers and Qualified Representatives will be conducted on your behalf by individuals who are both licensed insurance agents affiliated with you and appointed to the Company and Registered Representatives of the Broker-Dealer (your “Representatives”). You understand and acknowledge that you are not a Qualified Retailer by virtue of entering into this Agreement. You will not solicit and will not permit any of your Representatives to solicit applications for Variable Company Products from prospective purchasers or service the policies and contracts so issued unless and until such time as you have entered into a Broker-Dealer and General Agent Sales Agreement with the Distributor.

(x) You will not contact, solicit purchasers for Variable Company Products from, or provide services to, clients of Qualified Retailers or any other members of the public pursuant to this Agreement.

(y) You will comply with all obligations on your part under the Networking Agreement. You warrant and represent that the Networking Agreement is in full force and effect and satisfies the conditions set forth in the Letter Ruling.

(z) You will not adopt, implement, offer or participate in any program, plan, arrangement or service to allocate premiums, considerations or investments with respect to any Variable Company Product for market timing, asset allocation or other purposes, whether conducted under powers of attorney or otherwise, without the prior written consent of the Distributor in each instance.

(aa) The Distributor will, at your request, provide you with copies of the Prospectuses without expense. You will provide Prospectuses without expense to Qualified Retailers writing business through you for delivery to prospective purchasers of Variable Company Products.

(ab) You will not make any oral or written statement concerning a Variable Company Product that is contrary to or inconsistent with the policy or contract therefor, the Prospectuses or the Approved Sales Materials with respect thereto.

(ac) You will not give any advice to a Qualified Retailer or a Qualified Representative concerning the suitability of any Variable Company Product.

(ad) The authorization granted to you to solicit applications for and service Variable Company Products through Qualified Retailers will automatically terminate at any time that (i) the Broker-Dealer is no longer registered as a securities broker/dealer under the 1934 Act, a member in good standing of FINRA or licensed or registered as a securities broker/dealer in any state that requires such licensing or registration, (ii) the Broker-Dealer Agreement is terminated or (iii) the Distributor gives notice that the Broker-Dealer is in default under the Broker-Dealer Agreement.

3.     Article 5(b) is hereby modified and amended in its entirety as follows:

(b) In the event that a Qualified Retailer writes business through you, then the Distributor will pay compensation to the Qualified Retailer directly, and the compensation due and payable to you hereunder will, notwithstanding anything herein to the contrary, be the difference between the compensation which would otherwise be due and payable to you hereunder and the compensation due and payable by the Company or the Distributor to such Qualified Retailer.

4.     Article 5 is hereby modified and amended by adding the following two provisions:

(i) No compensation shall be due and payable hereunder in respect of any Variable Company Product if payment of such compensation would constitute a violation of securities laws or regulations or FINRA rules. In the event the Distributor reasonably concludes that payment of compensation hereunder would constitute such a violation, the Distributor will give notice of the same to you and to the Broker-Dealer and hold such compensation in “escrow” until the Distributor receives reasonably satisfactory evidence that such compensation may be paid; provided, however, that the Distributor must receive such evidence or the Broker-Dealer must commence an appeal to FINRA within 180 days after the Distributor first gives notice that a payment is being withheld.

(j) You hereby unconditionally assign all compensation due and payable under the Agreement with respect to any Variable Company Product sold under the Agreement and the Broker-Dealer Agreement to the Broker-Dealer if the Broker-Dealer is a licensed insurance agent in the state of the Variable Company Product or to any affiliate of the Broker-Dealer designated by the Broker-Dealer licensed in such state. Payment of compensation to the Broker-Dealer with respect to any Variable Company Product shall constitute payment in full of such amount to you, and you will thereafter have no claim against Distributor with respect thereto.

5.     Article 9 is hereby modified and amended in its entirety as follows: ARBITRATION

Any controversy, claim or dispute of any kind whatsoever arising out of or relating to this Agreement or any actual or alleged breach thereof shall be resolved by submitting such controversy, claim or dispute to binding arbitration administered by FINRA under the arbitration rules of the FINRA then in effect. In the event the FINRA declines to hear such controversy, claim or dispute, it shall be resolved by submitting the same to binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. Depositions of witnesses will not be permitted in preparation for the arbitration hearing except for the purpose of the preservation of testimony to be submitted at the final hearing and except as permitted by the arbitrators upon a finding of extraordinary need. Judgment on any award rendered by the arbitrators may be entered in any court, state or federal, having jurisdiction thereof. No party to this agreement will seek to recover consequential, exemplary and/or punitive damages against the other party, except as may be recoverable as a claim for indemnification as elsewhere permitted herein. Notwithstanding the foregoing, any party to this Agreement may assert a crossclaim or a third-party claim against another party to this Agreement in any pending litigation filed by a third party. Upon motion of any party, the arbitrators may stay the arbitration to permit resolution of any factual or legal issues that are pending in litigation filed by a third party. It is the intent of this Agreement that all disputes shall be resolved in the most efficient and fair manner possible under the circumstances.

6.     Article 11 is hereby modified and amended by restating and/or adding the following defined terms:

(f) “Approved Sales Materials” means illustrations, brochures, sales scripts, seminar or other types of presentations, advertising, direct mailings or any other sales materials relating to the Company or the Company Products that have been approved by the Company or the Distributor for use or distribution.

(g) “Company Products” means the life insurance and annuity products of the Company listed on the schedule attached to the Agreement (the “Product Roster”). The Distributor in its sole discretion may add or delete Company Products from the Product Roster or restrict the sale of certain Company Products in particular jurisdictions by written notice to you.

(h) “Letter Ruling” means the letter ruling issued by the staff of the Securities and Exchange Commission to Howard & Howard (sub. nom. First of America Brokerage Services, Inc.) (avail. Sept. 28, 1995) or any successor letter ruling with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer.

(i) FINRA: shall mean the Financial Industry Regulatory Authority

(j) “Networking Agreement” means the agreement between the Broker-Dealer and you which complies with the terms and conditions of the Letter Ruling.

(k) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(l) “Prospectuses” shall mean all product prospectuses, trust prospectuses and statements of additional information relating to the Variable Company Products and such other materials as the Distributor shall determine to be necessary or desirable to distribute to prospective purchasers of the Variable Sales Products.

(m) “Qualified Retailer” means (1) an Insurance Agency which is also a broker-dealer or (2) an Insurance Agency and its associated broker-dealer, which is in either case authorized to sell and service Company Products directly to purchasers pursuant to a Broker-Dealer and General Agent Sales Agreement with the Distributor.

(n) “Traditional Company Products” means Company Products that are not subject to regulation by the Securities and Exchange Commission.

(o) “Variable Company Products” means Company Products that are subject to regulation by the Securities and Exchange Commission.

7.     This Amendment will not be effective until the Broker-Dealer has entered into a Broker-Dealer Agreement with Equitable Distributors, LLC.

8.     Except as modified and amended hereby, the Agreement is ratified and confirmed in full force and effect in accordance with its terms.

This Amendment is entered into as of                     .

Brokerage General Agency:	Distributor:

Equitable Distributors, LLC

Signature:	Signature:
Name:	Name:
Title:	Title:
Date:	Date:

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